Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851; cell: 412-335-9488;

Neil.cotiaux@fhlb-pgh.com

JOHN MASON, CHIEF INVESTMENT OFFICER AND TREASURER, ING BANK, FSB, NAMED AS A DIRECTOR OF THE FEDERAL HOME LOAN BANK OF PITTSBURGH

PITTSBURGH, PA, December 29, 2008 – The Board of Directors (Board) of the Federal Home Loan Bank (FHLBank) of Pittsburgh has appointed John Mason, an officer of ING Bank, fsb (operating as ING DIRECT), as a member of the Bank’s Board. The Board took the action on December 19, 2008.

Mr. Mason was named to the open member director seat on the Board currently allocated to Delaware. His term on the Board begins on January 1, 2009 and expires on December 31, 2010.

About John Mason

John Mason is ING DIRECT USA’s Chief Investment Officer and Treasurer. Mr. Mason has more than 30 years of experience in the financial services industry. He leads the Treasury, Lending Services and Secondary Markets Teams. He is a member of the Executive Committee, Executive Team, Credit Risk Committee, Operational Risk Committee and chairs ALCO.

Prior to becoming Treasurer, Mr. Mason served as Head of Market Risk Management (MRM) where he enhanced ING DIRECT’s market and credit risk management framework. He led the MRM Team responsible for measuring and monitoring interest rate risk, monitoring and advising on market risk management policies, procedures and controls and also chaired ALCO.

Prior to joining ING DIRECT USA, Mr. Mason’s treasury and financial risk management experience included various senior Treasury and capital markets positions at KeyCorp in Cleveland, OH, First Fidelity Bancorporation in Philadelphia, PA, BancOhio National Bank in Columbus, OH and Crocker National Bank in San Francisco, CA.

Mr. Mason graduated from Indiana University in Bloomington, IN with a Bachelor’s of Science degree in Business Economics. In the community, he is a participant in the Junior Achievement Titan and Economics for Success programs.

About ING Bank, fsb

ING Bank, fsb (Member FDIC), operating under the name ING DIRECT, is a federally chartered savings bank and the nation’s fourth largest thrift institution. It is headquartered in Wilmington, DE and is part of ING (NYSE: ING), one of the world’s largest financial institutions. ING DIRECT provides commercial banking services including personal and business savings accounts, investment and retirement accounts, mortgages, certificates of deposit and home loans as well as phone-based retail banking services. It serves a growing base of customers in the United States, Canada, Australia, France, Spain, Italy, the United Kingdom and Germany. The company was founded in 2000.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars and enjoys a triple-A rating. It had 331members in its district of Delaware, Pennsylvania and West Virginia and held approximately $99 billion in assets as of September 30, 2008. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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